EXHIBIT 21

Subsidiaries of Registrant

Name	Percentage Ownership	State of Organization

Cullen Agricultural Technologies, Inc.	100	Georgia

Natural Dairy, Inc.*	100	Georgia

*Natural Dairy, Inc. is 100% owned by Cullen Agricultural Technologies, Inc.